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                                                                 EXHIBIT - 10.13

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                                  NETGEAR, INC.

                           LOAN AND SECURITY AGREEMENT
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         This LOAN AND SECURITY AGREEMENT is entered into as of July 25, 2002, by and between COMERICA BANK-CALIFORNIA ("Bank") and NETGEAR. INC. ("Borrower").

                                    RECITALS

         Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                   AGREEMENT

         The parties agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

                  1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                           "Accounts" means ail presently existing and hereafter
arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                           " Advance" or " Advances" means a cash advance or
cash advances under the Revolving Facility.

                           "Affiliate" means, with respect to any Person, any
Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                           "Bank Expenses" means all: reasonable costs or
expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

                           "Borrower's Books" means all of Borrower's books and
records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                           "Borrowing Base": As defined in Exhibit E hereto.

                           "Business Day" means any day that is not a Saturday,
Sunday, or other day on which banks in the State of California are authorized or required to close.

                           "Change in Control" shall mean a transaction in which
any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

                           "Closing Date" means the date of this Agreement.

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                           "Code" means the California Uniform Commercial Code.

                           "Collateral" means the property described on Exhibit
A attached hereto.

                           "Contingent Obligation" means, as applied to any
Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                           "Copyrights" means any and all copyright rights,
copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

                           "Credit Extension" means each Advance or any other
extension of credit by Bank for the benefit of Borrower hereunder.

                           "Daily Balance" means the amount of the Obligations
owed at the end of a given day.

                           "EBITDA" means, for any period, earnings before
interest, taxes, depreciation, and amortization, all as determined in accordance with GAAP.

                           "Eligible Accounts" means those Accounts that arise
in the ordinary course of Borrower's business that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

                           (a)      Accounts that the account debtor has failed
to pay within ninety (90) days of invoice date;

                           (b)      Accounts with respect to an account debtor,
thirty percent (30%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

                           (c)      Accounts with respect to which the account
debtor is an officer, employee, or agent of Borrower;

                           (d)      Accounts, or portions of Accounts, with
respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

                           (e)      Accounts with respect to which the account
debtor is an Affiliate of Borrower;

                           (f)      Accounts with respect to which the account
debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts, and except for Accounts of up to

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$1,000,000 in the aggregate at any time with respect to which the account debtor is a Subsidiary of a corporation organized under the laws of the United States and having its principal place of business in the United States, provided such Accounts are not otherwise excluded pursuant to the definition of Eligible Accounts;

                           (g)      Accounts with respect to which the account
debtor is the United States or any department, agency, or instrumentality of the United States;

                           (h)      Accounts with respect to which Borrower is
liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

                           (i)      Accounts with respect to an account debtor,
including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, except with respect to Ingram Micro, Inc., including its Subsidiaries and Affiliates, as to which the percentage shall be thirty percent (30%), to the extent such obligations exceed the aforementioned percentages, except as approved in writing by Bank;

                           (j)      Accounts, or portions of Accounts, with
respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

                           (k)      Accounts the collection of which Bank
reasonably determines to be doubtful.

                           "Eligible Foreign Accounts" means Accounts with
respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

                           "Equity Issuance" means, as applied to any Person,
the sale or issuance by such Person of (i) any capital stock of such Person,
(ii) any options, warrants or other similar rights exercisable in respect of such capital stock, or (iii) any other security or instrument representing an equity interest (or the right to obtain an equity interest) in such Person.

                           "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, and the regulations thereunder.

                           "Event of Default" has the meaning assigned in
Article 8.

                           "Exchange Contract" has the meaning set forth in
Section 2.1(c).

                           "Foreign Exchange Reserve" has the meaning set forth
in Section 2.1(c).

                           "GAAP" means generally accepted accounting principles
as in effect from time to time.

                           "Indebtedness" means (a) all indebtedness for
borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

                           "Insolvency Proceeding" means any proceeding
commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

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                           "Intellectual Property Collateral" means all of
Borrower's right, title, and interest in and to the following:

                           (a)      Copyrights, Trademarks and Patents;

                           (b)      Any and all trade secrets, and any and all
intellectual property rights in computer software and computer software products now or hereafter existing, created acquired or held;

                           (c)      Any and all design rights which may be
available to Borrower now or hereafter existing, created, acquired or held;

                           (d)      Any and all claims for damages by way of
past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

                           (e)      All licenses or other rights to use any of
the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

                           (f)      All amendments, renewals and extensions of
any of the Copyrights, Trademarks or Patents; and

                           (g)      All proceeds and products of the foregoing,
including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

                           "Inventory" means all present and future inventory in
which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at anytime hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

                           "Investment" means any beneficial ownership of
(including stock, partnership interest or other securities) any person, or any loan, advance or capital contribution to any Person.

                           "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                           "Lien" means any mortgage, lien, deed of trust,
charge, pledge, security interest or other encumbrance.

                           "Letter of Credit" has the meaning set forth in
Section 2.1(b).

                           "Loan Documents" means, collectively, this Agreement,
any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

                           "Material Adverse Effect" means a material adverse
effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrow to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank's security interests in the Collateral.

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                           "Negotiable Collateral" means all of Borrower's
present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

                           "Net Proceeds" means, with respect to any Equity
Issuance, the gross proceeds received by the issuer from the issuance less all legal and accounting expenses, commissions and other fees and expenses incurred or to be incurred and all federal, state, local and foreign taxes assessed in connection therewith.

                           "Nortel Networks Note" means the Subordinated
Unsecured Convertible Promissory Note dated February 7, 2002 made by Borrower in favor of Nortel Networks Limited in an original principal amount of Twenty Million Dollars ($20,000,000).

                           "Obligations" means all debt, principal, interest,
Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

                           "Patents" means all patents, patent applications and
like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

                           "Payment Date" means the first (1st) calendar day of
each month, commencing on the first such date after the Closing Date.

                           "Periodic Payments" means all installments or similar
recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

                           "Permitted Indebtedness" means:

                           (a)      Indebtedness of Borrower in favor of Bank
arising under this Agreement or any other Loan document;

                           (b)      Indebtedness existing on the Closing Date
and disclosed in the Schedule;

                           (c)      Indebtedness arising under currency
agreements or interest rate agreements entered into in the ordinary course of business;

                           (d)      Indebtedness secured by a lien described in
clause (c) of the defined term "Permitted Liens," provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $1,000,000 in the aggregate at any given time; and

                           (e)      Subordinated Debt.

                           "Permitted Investment" means:

                           (a)      Investments existing on the Closing Date
disclosed in the Schedule; and

                           (b)      (i) marketable direct obligations issued or
unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof,
(ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors

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Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank's money market accounts.

                           "Permitted Liens" means the following:

                           (a)      Any Liens existing on the Closing Date and
disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

                           (b)      Liens for taxes, fees, assessments or other
governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

                           (c)      Liens (i) upon or in any equipment which was
not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

                           (d)      Liens consisting of deposits made in the
ordinary course of business in connection with, or to secure payment of, obligations under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of indebtedness) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

                           (e)      Liens securing the claims or demands of
materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $100,000 in the aggregate;

                           (f)      Liens constituting encumbrances in the
nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any real property, provided that they do not in the aggregate materially detract from the value of the real property or materially interfere with its use in the ordinary conduct of the Borrower's business;

                           (g)      Liens arising from judgments, decrees or
attachments in circumstances not constituting an Event of Default;

                           (h)      Liens incurred in connection with the
extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

                           "Person" means any individual, sole proprietorship,
partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                           "Prime Rate" means the variable rate of interest, per
annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                           "Responsible Officer" means each of the Chief
Executive Officer, the President, the Chief Operating Officer, the Chief Financial officer, the Vice President of Finance, and the Controller of Borrower.

                           "Revolving Facility" means the facility under which
Borrower may request Bank to issue Advances, as specified in Section 2.1 (a) hereof.

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                           "Revolving Line" means a credit extension of up to
Twenty Million Dollars ($20,000,000).

                           "Revolving Maturity Date" means the date immediately
preceding the second anniversary of the Closing Date.

                           "Schedule" means the schedule of exceptions attached
hereto and approved by Bank, if any.

                           "Subordinated Debt" means any debt incurred by
Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

                           "Subsidiary" means any corporation, company or
partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

                           "Tangible Net Worth" means at any date as of which
the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP. For purposes of calculating Tangible Net Worth, at any date of determination, the amount of Subordinated Debt owing to Nortel Networks Limited shall be the present value of Borrower's note payable to Nortel Networks Limited, as determined in accordance with GAAP.

                           "Total Liabilities" means at any date as of which the
amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness.

                           "Trademarks" means any trademark and servicemark
rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

                  1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

         2.       LOAN AND TERMS OF PAYMENT.

                  2.1      Credit Extensions.

                           Borrower promises to pay to the order of Bank, in
lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

                           (a)      Revolving Advances.

                                    (i)     Subject to and upon the terms and
conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed (i) the Revolving Line or the Borrowing Base, whichever is less, minus (ii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus (iii) the Foreign Exchange Reserve, Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

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                                    (ii)    Whenever Borrower desires an
Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.l(a) to Borrower's deposit account.

                           (b)      Letters of Credit.

                                    (i)     Subject to the terms and conditions
of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, the "Letters of Credit") in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed Two Million Dollars ($2,000,000). All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard application and letter of credit agreement (the "Application"), which Borrower hereby agrees to execute, including Bank's standard fee equal to 1.50% per annum of the face amount of each Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.

                                    (ii)    The obligation of Borrower to
reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank's gross negligence or willful misconduct.

                           (c)      Foreign Exchange Contracts.

                                    (i)     Subject to the terms of this
Agreement, Borrower may enter into foreign exchange contracts (the "Exchange Contracts") not to exceed an aggregate amount of Three Million Dollars ($3,000,000) (the "Contract Limit"), pursuant to which Bank shall sell to or purchase from Borrower foreign currency on a spot or future basis. Borrower shall not request any Exchange Contracts at any time it is out of compliance with any of the provisions of this Agreement. All Exchange Contracts must provide for delivery of settlement on or before the Revolving Maturity Date. The amount available under the Revolving Line at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on any given day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two (2) Business Days after the Determination Date, ten percent (10%) of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two (2) Business Days after the Determination Date, one hundred percent (100%) of the gross amount of the Exchange Contracts.

                                    (ii)    Bank may, in its discretion,
terminate the Exchange Contracts at any time (a) that an Event of Default occurs and is continuing (which Event of Default shall not have been remedied or cured within any applicable grace period) or (b) that there is not sufficient availability under the Revolving Line and Borrower does not have available funds in its Bank account to satisfy the Foreign Exchange Reserve. If Bank terminates the Exchange Contracts, and without limitation of any applicable indemnities, Borrower agrees to reimburse Bank for any and all fees, costs and expenses relating thereto or arising in connection therewith.

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                                    (iii)   In the case of Borrower's purchase
of foreign currency, Borrower in advance shall instruct Bank upon settlement either to treat the settlement amount as an advance under the Revolving Line, or to debit Borrower's account for the amount settled.

                                    (iv)    Borrower shall execute all standard
form applications and agreements of Bank in connection with the Exchange Contracts and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Bank in connection with the Exchange Contracts.

                                    (v)     Without limiting any of the other
terms of this Agreement or any such standard form applications and agreements of Bank, Borrower agrees to indemnify Bank and hold it harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limitation, attorneys' fees of counsel of Bank's choice), of every nature and description which it may sustain or incur, based upon, arising out of, or in any way relating to any of the Exchange Contracts or any transactions relating thereto or contemplated thereby.

                           (d)      Corporate Credit Cards. Subject to the terms
and conditions of this Agreement, Borrower may request corporate credit cards with an aggregate limit not in excess of One Hundred Thousand Dollars ($100,000) (the "Credit Card Sublimit"), provided that availability under the Revolving Line shall be reduced by the aggregate limit of such credit cards, plus any other amounts owing by Borrower to Bank under this Section 2.1(c). The terms and conditions (including repayment and fees) of such credit cards shall be subject to the terms and conditions of the Bank's standard forms of credit card application and agreement.

                  2.2 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Bank pursuant to Section 2.l(a), 2.l(b), 2.1(c) and 2.l(d) of this Agreement is greater than the lesser of (i) the Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

                  2.3      Interest Rates, Payments, and Calculations.

                           (a)      Interest Rates.

                                    (i)     Advances. Except as set forth in
Section 2.3 (b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the Prime Rate plus three quarters of one percent (0.75%).

                           (b)      Late Fee; Default Rate. If any payment is
not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                           (c)      Payments. Interest hereunder shall be due
and payable on each Payment Date. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments, if any, against any of Borrower's deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

                           (d)      Computation. In the event the Prime Rate is
changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                  2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                  2.5      Fees. Borrower shall pay to Bank the following:

                           (a)      Facility Fees.

                                    (i)     Upon execution of this Agreement,
Borrower shall pay to Bank a non-refundable Facility Fee in the amount of $12,500. Bank acknowledges receipt of a deposit of $12,500 which shall be applied to such fee on the day this Agreement is executed.

                                    (ii)    On or before June 30, 2003,
Borrower shall pay to Bank an additional non-refundable Facility Fee in the amount of $12,500.

                           (b)      Revolving Commitment Fee. Borrower shall pay
to Bank a commitment fee on the average daily unused portion of the Revolving Line from the Closing Date until the Revolving Maturity Date at the rate of one quarter of one percent (0.25%) per annum, payable in arrears on the last day of each calendar quarter commencing on the first such date occurring after the date of this Agreement, and on the Revolving Maturity Date.

                           (c)      Bank Expenses. On the Closing Date, all Bank
Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

                  2.6 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law).

                           (a)      subjects Bank to any tax with respect to
payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                           (b)      imposes, modifies or deems applicable any
deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                           (c)      imposes upon Bank any other condition with
respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

                  2.7 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

                  2.8 Collateral Account. Borrower shall open and maintain with Bank an account (the "Collateral Account") into which all funds received by Borrower from any source shall immediately be deposited. Borrower shall direct all account debtors to mail or deliver all checks or other forms of payment for amounts owing to Borrower to a post office box designated by Bank, over which Bank shall have exclusive and unrestricted access. Bank shall collect the mail delivered to such post office box, open such mail, and endorse and credit all items to the Collateral Account. Borrower shall direct all account debtors or other persons owing money to Borrower who make payments by electronic transfer of funds to wire such funds directly to the Collateral Account. Borrower shall hold in trust for Bank all amounts that Borrower receives despite the directions to make payments to the post office box or Collateral Account, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit into the Collateral Account. Borrower irrevocably authorizes Bank to transfer to the Collateral Account any funds that have been deposited into any other accounts or that Bank has otherwise received. Borrower shall not establish or maintain any accounts with any Person other than Bank except for accounts opened in the ordinary course of business from which all funds are transferred on a daily basis to the Collateral Account or other accounts agreed upon by Bank. Bank shall have all right, title and interest in all of the items from time to time in the Collateral Account and their proceeds. Neither Borrower nor any person claiming through Borrower shall have any right in or control over the use of, or any right to withdraw any amount from, the Collateral Account, which shall be under the sole control of Bank; provided, however, that so long as no Event of Default has occurred and is continuing Borrower shall have the right to make withdrawals from the Collateral Account for use in the ordinary course of business or for purposes not prohibited by the terms of this Agreement.

         3.       CONDITIONS OF LOANS.

                  3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                           (a)      this Agreement;

                           (b)      a certificate of the Secretary of Borrower
with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                           (c)      financing statements (Form UCC-1);

                           (d)      an intellectual property security agreement;

                           (e)      agreement to provide insurance pursuant to
Section 6.6 of this Agreement;

                           (f)      an unconditional guaranty, third party
security agreement, intellectual property security agreement, and resolutions to guaranty by Netgear International, Inc.;

                           (g)      a subordination agreement by Nortel Networks
Limited;

                           (h)      control agreements from certain Persons;

                           (i)      an opinion of the Borrower's counsel;

                           (j)      payment of the fees and Bank Expenses then
due specified in Section 2.5 hereof;

                           (k)      an audit of the Collateral, the results of
which shall be satisfactory to Bank; and

                           (l)      such other documents, and completion of such
other matters, as Bank may reasonably deem necessary or appropriate.

                  3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

                           (a)      timely receipt by Bank of the Payment/
Advance Form as provided in Section 2.1; and

                           (b)      the representations and warranties contained
in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

         4.       CREATION OF SECURITY INTEREST.

                  4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

                  4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

                  4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

         5.       REPRESENTATIONS AND WARRANTIES.

                  Borrower represents and warrants as follows:

                  5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for states as to which any failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

                  5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

                  5.3 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

                  5.4 Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor's agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

                  5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

                  5.6 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party, Except as set forth in the Schedule, Borrower's rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule. Borrower is not a party to, or bound by, any material agreement that restricts the grant by Borrower of a security interest in Borrower's rights under such agreement.

                  5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof, All Borrower's Inventory and Equipment is located only at the location set forth in
Section 10 hereof.

                  5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

                  5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower's financial condition as of the date thereof and Borrower's consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

                  5.10 Solvency. Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

                  5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower's failure to comply with ERISA that could result in Borrower's incurring any material liability. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

                  5.12 Environmental Condition. Except as disclosed in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

                  5.13 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except for taxes being contested in good faith and reserved for in accordance with GAAP.

                  5.14 Subsidiaries. Except as otherwise disclosed in the Schedule, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

                  5.15 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

                  5.16 Accounts. Except as disclosed in the Schedule, and except for accounts in which Bank has a perfected first priority security interest pursuant to a control agreement in form and substance acceptable to Bank, none of Borrower's nor any Subsidiary's deposit, operating or investment accounts are maintained or invested with a Person other than Bank.

                  5.17 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

         6.       AFFIRMATIVE COVENANTS.

                  Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

                  6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

                  6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

                  6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank; (a) as soon as available, but in any event within twenty-five (25) days after the end of each calendar month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) within a reasonable time not exceeding 5 days after receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more; (e) as soon as available, but in any event within twenty-five (25) days after the end of each month, a domestic distribution sales pass through report and domestic distributor channel inventory report, as currently prepared by Borrower, in form and detail reasonably acceptable to Bank and certified by a Responsible Officer; (f) as soon as practicable, but in any event no later than December 31 of each fiscal year, a budget and projections by fiscal quarter for the next four fiscal quarters, including projected consolidated balance sheets and statements of income and retained earnings (or comparable statements) and changes in financial position and cash flow of the Borrower, all approved by Borrower's board of directors, and all in form and detail acceptable to Bank; (g) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business; and (h) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower's intellectual property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

         Within three (3) days after the end of each week in which an Advance is outstanding, or, if no Advance is outstanding, within three (3) days after the end of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable. Within three (3) days after the end of each month, Borrower shall deliver to Bank aged listings of accounts payable.

         Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

         Bank shall have a right prior to the initial Advance and from time to time thereafter to audit Borrower's Accounts and appraise Collateral at Borrower's expense (not to exceed $5,000 per audit), provided that such audits will be conducted no more often than four (4) times in any calendar year unless an Event of Default has occurred and is continuing.

         Borrower shall immediately provide Bank with written notice upon (i) the occurrence of an Event of Default (as such term is defined in the Nortel Networks Note), (ii) the occurrence of any event that upon the lapse of time or the giving of notice would constitute or give rise to an Event of Default (as such term is defined in the Nortel Networks Note), (iii) a Change of Control (as such term is defined in the Nortel Networks Note), or (iv) any other event or occurrence requiring mandatory redemption or repayment of amounts owing under the Nortel Networks Note, other than upon the Nortel Networks Note's Maturity Date of February 7, 2009.

                  6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim, individually or in the aggregate, involves more than Four Million Dollars ($4,000,000) in any fiscal quarter.

                  6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower. Borrower has entered into a Services Agreement with Trinet Employer Group, Inc. ("Trinet") dated February 9, 2000 pursuant to which Trinet provides employee payroll services for Borrower.

                  6.6      Insurance.

                           (a)      Borrower, at its expense, shall keep the
Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

                           (b)      All such policies of insurance shall be in
such form, with such companies, and in such amounts as are reasonably satisfactory to Bank, All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. So long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy to the replacement or repair of destroyed or damaged property; provided, that after the occurrence and during the continuance of an Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

                  6.7 Accounts. Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank and/or Comerica Securities, Inc. Borrower shall in any event maintain not less than 50% of its unrestricted cash and cash equivalents in one or more accounts with Bank and/ or Comerica Securities, Inc.

                  6.8      EBITDA.

                           (a)      For each fiscal quarter listed below,
Borrower's EBITDA shall be equal to or greater than the correlative amount indicated below:

Quarter Ending        Minimum EBITDA
--------------        --------------
June 30, 2002         $   853,800

September 30, 2002    $ 1,763,400

December 3 1,2002     $ 2,950,200

                           (b)      For each fiscal quarter of Borrower
commencing with the quarter ending March 31, 2003, Borrower's EBITDA shall be equal to or greater than sixty percent (60%) of the projected EBITDA for such quarter, as set forth in the Borrower's projections delivered to Bank pursuant to Section 6.3(f) and approved by Borrower's board of directors.

                  6.9 Adjusted Tangible Net Worth. Borrower shall maintain, as of the last day of each calendar month, a Tangible Net Worth of not less than Twenty Million Dollars ($20,000,000) plus (i) 50% of Borrower's net income (but not loss) for each fiscal quarter of the Borrower from and after the date of this

Agreement, plus (ii) 100% of the Net Proceeds of any Equity Issuance by the Borrower after the date hereof, minus any payments required to be made under
Section 6 of the Nortel Networks Note by reason of such Equity Issuance, provided that such payments are made only from the proceeds of such Equity Issuance, and provided, farther, that such payments are permitted to be made under Section 7.9 hereof and under the terms of the Subordination Agreement by and among Bank, Nortel Networks Limited, and Borrower.

                  6.10     Registration of Intellectual Property Rights.

                           (a)      Borrower shall register or cause to be
registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable: (i) those intellectual property rights listed on Exhibits A, B and C to the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement, within thirty (30) days of the date of this Agreement, (ii) all registerable intellectual property rights Borrower has developed as of the date of this Agreement but heretofore failed to register, within thirty (30) days of the date of this Agreement, and (iii) those additional intellectual property rights developed or acquired by Borrower from time to time in connection with any product or service, prior to the sale or licensing of such product or the rendering of such service to any third party, and prior to Borrower's use of such product (including without limitation major revisions or additions to the intellectual property rights listed on such Exhibits A, B and C). Borrower shall give Bank notice of all such applications or registrations.

                           (b)      Borrower shall execute and deliver such
additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank's security interest in the Intellectual Property Collateral.

                           (c)      Borrower shall (i) protect, defend and
 maintain the validity and enforceability of the Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

                           (d)      Bank may audit Borrower's Intellectual
Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

                  6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

         7.       NEGATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without the prior written consent of Bank;

                  7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangement for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;
(iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; or (iv) other Transfers which in the aggregate do not exceed $100,000 in any fiscal year.

                  7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental (hereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank's prior written consent, change the date on which its fiscal year ends.

                  7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) such transactions do not in the aggregate exceed $1,000,000 and
(ii) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions.

                  7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

                  7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

                  7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that
(i) Borrower may declare and make any dividend payment or other distribution payable in its equity securities, and (ii) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

                  7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

                  7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

                  7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except that Borrower may make payments required to be made under Section 6 of the Nortel Networks Note, and payments required to be made on the Nortel Networks Note's Maturity Date of February 7, 2009, provided that no Event of Default has occurred and is continuing or would exist immediately after any such payment. Borrower shall not amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

                  7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman or other third party unless the third party has been notified of Bank's security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank's benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment, Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

                  7.11 Compliance. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

                  7.12 Negative Pledge Agreements. Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower's or such Subsidiary's property.

         8.       EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement;

                  8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations;

                  8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

                  8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

                  8.4 Attachment. If any portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

                  8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

                  8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount, individually or in the aggregate, in excess of $250,000; or which could have a Material Adverse Effect;

                  8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under
Section 7.9 hereof and under any subordination agreement entered into with Bank;

                  8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 (not paid or fully covered by insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 30 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

                  8.9 Nortel Networks Note. If there shall occur (i) an Event of Default (as such term is defined in the Nortel Networks Note), (ii) any event that upon the lapse of time or the giving of notice would constitute or give rise to an Event of Default (as such term is defined in the Nortel Networks
Note), (iii) a Change of Control (as such term is defined in the Nortel Networks
Note), or (iv) any other event or occurrence requiring mandatory redemption or repayment of amounts owing under the Nortel Networks Note, other than an event or occurrence requiring such repayment under Section 6 of the Nortel Networks Note or upon the Nortel Networks Note's Maturity Date of February 7, 2009;

                  8.10 Misrepresentation. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

                  8.11 Guaranties. Any guaranty of all or a portion of the Obligations ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any guaranty of all or a portion of the Obligations, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any guaranty of all or a portion of the Obligations or in any certificate delivered to Bank in connection with such guaranty, or any of the circumstances described in Sections 8.4, 8.5 or 8.8 occur with respect to any Guarantor.

         9.       BANK'S RIGHTS AND REMEDIES.

                  9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                           (a)      Declare all Obligations, whether evidenced
by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

                           (b)      Cease advancing money or extending credit to
or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                           (c)      Settle or adjust disputes and claims
directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                           (d)      Make such payments and do such acts as Bank
considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                           (e)      Set off and apply to the Obligations any and
all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                           (f)      Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                           (g)      Dispose of the Collateral by way of one or
more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

                           (h)      Bank may credit bid and purchase at any
public sale; and

                           (i)      Any deficiency that exists after disposition
of the Collateral as provided above will be paid immediately by Borrower.

                  9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts;
(b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (h) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred, including without limitation to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower's approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions hereunder is terminated.

                  9.3 Accounts Collection. At any time during the term of this Agreement, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

                  9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in
Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

                  9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices. Bank shall not in any way or manner be liable or responsible for; (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

                  9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                  9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

         10.      NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

         If to Borrower:            NETGEAR, INC.
                                    4500 Great America
                                    Parkway
                                    Santa Clara, CA 95054
                                    Attn: Jonathan Mather
                                    FAX:  (408)907-8097

         If to Bank:                Comerica Bank-California
                                    333 W. Santa Clara St.
                                    San Jose, CA 95113
                                    Attn: Corporate
                                    Banking Center

         with a copy to:            Comerica Bank-California
                                    Five Palo Alto Square,
                                    Suite 800
                                    Palo Alto, CA 94306
                                    Attn: Jerry Iwata
                                    FAX:  (650)213-1710

         The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

         11.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE, RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS. AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         12.      GENERAL PROVISIONS.

                  12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder. Bank may assign, from time to time, all or any portion of its obligations, rights and benefits hereunder to an Affiliate of Bank or to any other financial institution; provided, that Bank shall give Borrower prior written notice of any such assignment.

                  12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

                  12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

                  12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  12.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

                  12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                  12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                               NETGEAR, INC.

                                               By: /s/ [ILLEGIBLE]
                                                   -----------------------------
                                               Title: CFO

                                               COMERICA BANK-CALIFORNIA

                                               By: /s/ [ILLEGIBLE]
                                                   -----------------------------
                                               Title: Vice President

DEBTOR                     NETGEAR, INC.

SECURED PARTY:             COMERICA BANK-CALIFORNIA

                                    EXHIBIT A

                        COLLATERAL DESCRIPTION ATTACHMENT
                         TO LOAN AND SECURITY AGREEMENT

         All personal property of Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

                  (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

                  (b) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

                  (c) all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

                  (d) all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof,
(v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

                  (e) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

                                    EXHIBIT B

                   LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

         FOR WORKING CAPITAL ADVANCES: DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M. PACIFIC TIME

TO: TECHNOLOGY AND LIFE SCIENCES DIVISION                        DATE: _________

FAX #: 650-846-6840 ATTN: COMPLIANCE                             TIME: _________

FROM: NETGEAR, INC.
      --------------------------------------------------------------------------
                             CLIENT NAME (BORROWER)

REQUESTED BY:___________________________________________________________________
                            AUTHORIZED SIGNER'S NAME

AUTHORIZED SIGNATURE:___________________________________________________________

PHONE NUMBER:___________________________________________________________________

FROM ACCOUNT # _________________________ TO ACCOUNT #__________________________

REQUESTED TRANSACTION TYPE                    REQUEST DOLLAR AMOUNT
                                              $_________________________________
PRINCIPAL INCREASE (ADVANCE)                  $_________________________________
PRINCIPAL PAYMENT (ONLY)                      $_________________________________
INTEREST PAYMENT (ONLY)                       $_________________________________
PRINCIPAL AND INTEREST (PAYMENT)              $_________________________________

OTHER INSTRUCTIONS:_____________________________________________________________

________________________________________________________________________________

         All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

                                  BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

_____________________________________   ________________________________________
           Authorized Requester                        Phone #

_____________________________________   ________________________________________
          Received By (Bank)                           Phone #

                      ___________________________________
                           Authorized Signature (Bank)

                                    EXHIBIT C

                           BORROWING BASE CERTIFICATE

Borrower: NETGEAR, INC.                        Lender: Comerica Bank-California

Commitment Amount: $20,000,000

ACCOUNTS RECEIVABLE

         1.       Accounts Receivable Book Value as of _____         $__________

         2.       Additions (please explain on reverse)              $__________

         3.       TOTAL ACCOUNTS RECEIVABLE                          $__________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)

         4.       Amounts over 90 days due              $__________

         5.       Balance of 30% over 90 day accounts   $__________

         6.       Concentration Limits*                 $__________

         7.       Foreign Accounts                      $__________

         8.       Governmental Accounts                 $__________

         9.       Contra Accounts                       $__________

         10.      Demo Accounts                         $__________

         11.      Intercompany/Employee Accounts        $__________

         12.      Other (please explain on reverse)     $__________

         13.      TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS               $__________

         14.      Eligible Accounts (#3 minus #13)                   $__________

         15.      LOAN VALUE OF ACCOUNTS (___% of #14)               $__________

BALANCES

         16.      Maximum Loan Amount                                $__________

         17.      Total Funds Available [Lesser of #16 or #15]       $__________

         18.      Present balance owing on Line of Credit            $__________

         19.      Outstanding under Sublimits (L/C, FX, Credit
                   Cards)                                            $__________

         20.      RESERVE POSITION (#17 minus #18 and #19)           $__________

         * 30% for Ingram Micro, Inc. and subsidiaries

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank-California.

NETGEAR, INC.

By: ______________________________
          Authorized Signer

                                    EXHIBIT D
                             COMPLIANCE CERTIFICATE

TO:               COMERICA BANK-CALIFORNIA

FROM:             NETGEAR, INC.

         The undersigned authorized officer of NETGEAR, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending_________with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof (provided, however, that those representations and warranties expressly referring to another date are true and correct as of such date). Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

  PLEASE INDICATE COMPLIANCE STATUS BY CIRCLING YES/NO UNDER "COMPLIES" COLUMN.

REPORTING COVENANT                                   REQUIRED                                                       COMPLIES
------------------                                   --------                                                       --------
Monthly financial statements                         Monthly within 25 days                             Yes            No
Annual (CPA Audited)                                 FYE within 120 days                                Yes            No
1OK and lOQ                                          (as applicable)                                    Yes            No
A/R Agings, Borrowing Base Cert.                     Weekly within 3 days if Advance is                 Yes            No
                                                     outstanding; Monthly within 3 days if no
                                                     Advance is outstanding.
A/P Agings                                           Monthly within 3 days                              Yes            No
A/R Audit                                            Initial and Quarterly                              Yes            No
IP Report                                            Quarterly within 30 days                           Yes            No


FINANCIAL COVENANT                                    REQUIRED                   ACTUAL                             COMPLIES
------------------                                    --------                   ------                             --------
Maintain on a Monthly Basis (unless otherwise
noted):
         Minimum EBITDA (Quarterly)                  $________(1)               $______                 Yes            No
         Minimum Tangible Net Worth                  $________(2)               $______                 Yes            No

(1) Quarter ending: June 30, 2002, $853,800; September 30, 2002, $1,763,400;
December 31, 2002, $2,950,200; For each fiscal quarter of Borrower commencing with the quarter ending March 31,2003, Borrower's EBITDA shall be equal to or greater than sixty percent (60%) of the projected EBITDA for such quarter, as set forth in the Borrower's projection delivered to Bank pursuant to Section 6.3(f) and approved by Borrow board of directors.

(2) Not less than Twenty Million Dollars ($20,000,000) plus (i) 50% of Borrower's net income (but not loss) for each fiscal quarter of the Borrower from and after the date of this Agreement, plus (ii) 100% of the net proceeds of any sale or issuance of Borrower's equity securities after the date of this Agreement.

COMMENTS REGARDING EXCEPTIONS: See Attached.       BANK USE ONLY

                                                   Received by:_________________
Sincerely,                                                     AUTHORIZED SIGNER

                                                   Date:________________________
_____________________________________________      Verified:____________________
SIGNATURE                                                      AUTHORIZED SIGNER

_____________________________________________      Date:________________________
TITLE
                                                   Compliance Status  Yes     No

_____________________________________________
DATE

                                    EXHIBIT E

                                ADVANCE RATE GRID

         The "Borrowing Base" initially shall mean an amount equal to seventy-five percent (75%) of Eligible Accounts (such percentage, the " Advance Rate"), as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided, that the Advance Rate may be adjusted from time to time in accordance with the grid set forth below, based upon the Borrower's sales dilution rate, as determined by Bank in connection with audits performed by Bank or its agents from time to time pursuant to the terms of this Agreement; provided, further, that any change in the Advance Rate shall be made in Bank's sole discretion. Bank shall notify Borrower of any change in the Advance Rate.

Sales Dilution Rate                                Advance Rate
-------------------                                ------------
0 - 5%                                             85%
6 -10%                                             80%
11-15%                                             75%
Greater than 15%                                   Advance Rate to be further reduced by 5% for every 5% increase in the
                                                   Sales Dilution Rate above 15%.

                                 FIRST AMENDMENT
                                       TO
                           LOAN AND SECURITY AGREEMENT

This First Amendment to the Loan and Security Agreement (the "Amendment") is entered into as of December 6, 2002, by and between COMERICA BANK - CALIFORNIA ("Bank") and NETGEAR, INC. ("Borrower").

                                    RECITALS

         Borrower and Bank are parties to that certain Loan and Security Agreement dated as of July 25, 2002, (as amended from time to time, together with any related agreements, the "Agreement"). Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness." The parties desire to amend the Agreement in accordance with the terms of this Amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

I. INCORPORATION BY REFERENCE. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II. AMENDMENT TO THE AGREEMENT. Subject to the satisfaction of the conditions precedent as set forth in Article IV hereof, the Agreement is hereby amended as set forth below.

         A. The first sentence of the second paragraph of Section 6.3 of the Agreement is hereby amended and restated in its entirety as follows:

                  "Within three (3) days after the end of each week in which either a) an Advance is outstanding or b) the aggregate face amount for Letters of Credit exceeds $746,000. Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable. However, if no Advance is outstanding and the aggregate face amount for Letters of Credit does not exceed $746,000, then within three (3) days after the end of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable."

III.     LEGAL EFFECT.

         A. The Agreement is hereby amended wherever necessary to reflect the changes described above.

         B. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

         C. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Agreement. Except as expressly modified pursuant to this Amendment, the terms of the Agreement remain unchanged, and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of Agreement, unless the party is expressly released by Bank in writing. No maker,

AMENDMENT
PAGE 1 OF 2
                  endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

         D. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         E. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

IV. CONDITIONS PRECEDENT. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement remains in full force and effect. The effectiveness of this Agreement is conditioned upon receipt by Bank of this Amendment, and any other documents which Bank may require to carry out the terms hereof, including but not limited to the following:

         A.       This Amendment, duly executed by Borrower,

         B.       A legal fee from the Borrower in the amount of $250; and

         C. Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.
                                                      NETGEAR, INC.

                                                      By: /s/ Jonathan Mather
                                                         -----------------------
                                                      Title: CFO
                                                             -------------------

                                                      COMERICA BANK - CALIFORNIA

                                                      By:_______________________

                                                      Title:____________________

AMENDMENT
PAGE 2 OF 2